PRESS RELEASE	Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN,
CHIEF EXECUTIVE OFFICER AND PRESIDENT
(515) 232-6251

November 12, 2014

AMES NATIONAL CORPORATION

APPROVES A STOCK REPURCHASE PROGRAM AND DECLARED CASH DIVIDEND

AMES, IOWA - Ames National Corporation (the “Company”) announced today that a stock repurchase program was approved at its regular meeting of the Board of Directors held November 12, 2014. The Company has a strong capital position and this will provide an opportunity to repurchase Company stock on the open market when it is deemed to be favorably priced for repurchase. The program authorizes the repurchase of up to 100,000 shares during the next twelve months, ending November 12, 2015, or approximately 1.1% of 9,310,913 shares of common stock outstanding as of November 12, 2014. The last repurchase plans expires on November 13, 2014. The Company has not purchased any shares in 2013 or 2014. The repurchases will be made in open market transactions at the discretion of management using Company cash. The timing and actual number of shares purchased will depend on a variety of factors such as price, the Company’s liquidity position and other market conditions. The program will be conducted under the provisions of SEC Rule 10b-18 which provides a “safe harbor” from liability for manipulation of the stock price by reason of the manner, timing, price and volume of purchases in the open market. The program may be limited or discontinued at any time without notice.

On November 12, 2014, Ames National Corporation (the “Company”) declared a cash dividend of $0.18 per common share. The dividend is payable February 13, 2015, to shareholders of record at the close of business on January 30, 2015.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust NA, Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.